UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2019

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	PRKR	OTCQB
Common Stock Rights		OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.Entry into a Material Definitive Agreement.

Convertible Notes

On July 18, 2019, ParkerVision, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with accredited investors identified on Exhibit 10.4 hereof (the “Holders”) which provides for the sale of unsecured convertible promissory notes (the “Notes”) with an aggregate face value of $700,000. The Notes are convertible at any time and from time to time by the Holders into shares of Common Stock at a fixed conversion price of $0.08 per share. Any unconverted, outstanding principal amount of the Notes is payable on July 18, 2024. The $700,000 proceeds from the sale of the Notes will be used to fund the Company's operations.

At any time following the one-year anniversary of the issuance date of the Notes, the Company may prepay the then outstanding principal amount of the Notes, along with any accrued interest, at a cash premium of 125% prior to the two-year anniversary, 120% prior to the three-year anniversary, 115% prior to the four-year anniversary or 110% thereafter.

Interest accrues at a rate of 7.5% per annum on the Notes, and is payable quarterly either in cash, shares of Common Stock, or a combination thereof at the Company’s option, subject to certain equity conditions, on the 15th of October, January, April and July of each year during the term of the Note (each an “Interest Payment Date”) commencing with the first Interest Payment Date following effective date of registration of the underlying shares.

The Notes provide for events of default that include (i) failure to pay principal or interest when due, (ii) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Purchase Agreement, (iii) events of liquidation or bankruptcy, and (iii) a change in control. In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the Notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the outstanding principal balance of the Notes.

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Holders pursuant to which the Company will register the shares of Common Stock underlying the Notes. The Company has committed to file the registration statement by the 45th calendar day following the issuance date of the Notes and to cause the registration statement to become effective by the 120th calendar day following the issuance date. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events including failure by the Company to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by the Holders for the Notes upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%.

The Notes were offered and sold solely to accredited investors on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

The foregoing summaries of the Purchase Agreement, the Notes, and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the agreements, which are attached as part of Exhibits 10.1 through 10.3 hereto and are incorporated herein by reference.

Consulting Agreement

In addition, on July 22, 2019, the Company entered into a consulting agreement with Park Consultants LLC to act as special advisor to the Chief Executive Officer with regard to the Company’s future business strategies (the “Consulting Agreement”). As consideration for services to be provided under the eighteen-month term of the Consulting Agreement, the Company issued a warrant to purchase up to 1,800,000 shares of the Company’s common stock with an exercise price of $0.10 per share (the “Warrant”) in exchange for a nonrefundable retainer for services valued at approximately $180,000. The Warrant is exercisable immediately after issuance and expires five years following the issuance date.

The foregoing description of the terms and conditions of the Consulting Agreement and the Warrant are not complete and are qualified in their entirety by the full text of the Consulting Agreement and Warrant Agreement, which are filed herewith as Exhibits 10.5 and 4.1, respectively, and incorporated into this Item 1.01 by reference.

Item 3.02.Unregistered Sales of Equity Securities.

The disclosures included in Item 1.01 regarding the shares underlying the Notes and the Warrant are incorporated herein by reference to the extent required.

The Notes, the Common Stock issuable upon conversion of the Notes, and the Warrant are being sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Item 9.01.Financial Statements and Exhibits.

(d)
Exhibits:

Exhibit No.	Description
4.1	Warrant Agreement
10.1	Form of Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Registration Rights Agreement
10.4	List of Holders
10.5	Consulting Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2019
PARKERVISION, INC.

By /s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer